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                                                                    EXHIBIT 10.1

                       IN THE UNITED STATES DISTRICT COURT
                    FOR THE SOUTHERN DISTRICT OF MISSISSIPPI
                              HATTIESBURG DIVISION

UNITED STATES OF AMERICA,                   )
and                                         )
THE MISSISSIPPI COMMISSION ON               )
ENVIRONMENTAL QUALITY,                      )
      an agency of the State of Mississippi,)
                                            )
                  Plaintiffs,               )
                                            )Civil Action No. 2:04CV217BN
              v.                            )
                                            )
GENESIS ENERGY, INC.,                       )
GENESIS CRUDE OIL, L.P.,                    )
and GENESIS PIPELINE USA, L.P.              )
                                            )
                  Defendants.               )
____________________________________________)

                                 CONSENT DECREE

      A. Plaintiff the United States of America, on behalf of the United States Environmental Protection Agency ("EPA"), and the United States Department of the Interior ("DOI") (acting by and through the United States Fish and Wildlife Service ("USFWS")), and Plaintiff the Mississippi Commission on Environmental Quality ("Commission"), an agency of the State of Mississippi ("State"), authorized to file suit in the name of the State to enforce both state and federally enforceable environmental protection statutes and regulations, have filed a Complaint in this action concurrently with this Consent Decree, alleging that Defendants Genesis Energy, Inc. (successor to Genesis Energy, L.L.C.), Genesis Crude Oil, L.P., and Genesis Pipeline USA, L.P. are liable for natural resource damage claims under the Oil Pollution Act of 1990, 33 U.S.C. Section 2701, et seq. ("OPA"), in particular, Section 1002(a) of OPA, 33 U.S.C. Section 2702(a), and the Mississippi Air and Water Pollution Control Law ("MAWPCL"), Miss. Code

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Ann. Section 49-17-1, et seq. (Rev. 2003), in particular, Section 49-17-43, and civil penalty claims under Section 311 of the Clean Water Act ("CWA"), 33 U.S.C.
Section 1321, as amended by OPA, P.L. 101-380, and under Miss. Code Ann. Sections 49-17-29, 49-17-43 (Rev. 2003).

      B. The Complaint against Defendants seeks restoration and compensation for injuries and losses to natural resources, and the assessment of penalties in accordance with applicable statutes due to the discharge of crude oil from a ruptured pipeline owned and operated by Defendants and located near Soso, Jones County, Mississippi. The discharge of crude oil from Defendants' pipeline was discovered and reported to the National Response Center on December 20, 1999, and is estimated to have begun on approximately November 26, 1999 and continued for approximately twenty-five (25) days, releasing an estimated eight thousand (8,000) barrels of crude oil ("the Spill"). The Spill emanated from a pipeline segment known as Genesis Pipeline USA, L.P. No. 2, an 8 inch pipeline running approximately thirty (30) miles between Soso and Gwinville Junction, Mississippi (the "Soso-Gwinville Junction Segment No. 2"). Analysis of the pipeline showed internal corrosion was the likely cause of the Spill. Much of the estimated 8,000 barrels of crude oil released reached an unnamed tributary, which flows into the Leaf River. The Spill injured the unnamed tributary, wetlands, groundwater, and wildlife.

      C. To resolve Defendants' civil liability for the claims asserted in the Complaint, Defendants will pay a civil penalty of $1 million plus interest, pay at least $110,137.57 for costs associated with natural resource damages assessment and restoration, perform a Supplemental Environmental Project ("SEP") at a cost of at least $2 million, conduct restoration work, and satisfy all other terms of this Consent Decree.

      D. WHEREAS, the Natural Resource Trustees (as defined in Section III below) have

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undertaken a restoration planning process to determine restoration efforts that will restore or compensate for the lost use of the injured resources, including the stream bed and riparian zone of an unnamed tributary of the Leaf River, wetlands associated with the tributary, and wood ducks. The specific projects are detailed in sections 3.3.2, 3.3.3 and 3.3.5 of the Restoration Plan, at Attachment A to this Decree, and are summarized in Paragraph 5c and Section V of this Decree.

      E. WHEREAS, groundwater at the point of rupture of the pipeline is contaminated with benzene and this constitutes an injury to groundwater, and Defendants have removed, treated and replaced crude-oil contaminated soil that acts as a source area and are currently undertaking groundwater treatment. The Trustees have determined to rely on ongoing remedial actions to restore groundwater. As discussed in section 3.3.4 of the Restoration Plan, Defendants will monitor and the Trustees will evaluate groundwater contamination for five
(5) years, and if groundwater quality is not restored, the Groundwater Assessment and Remediation Division ("GARD") of the Mississippi Department of Environmental Quality ("MDEQ") may take further action as necessary. The Trustees expressly reserve in this Consent Decree their rights to obtain restoration and compensation for groundwater injury.

      F. WHEREAS, this Consent Decree provides for Defendants to conduct a land acquisition and conservation SEP that Plaintiffs believe: (1) is highly valuable because of its diverse forms of flora and fauna; (2) will significantly enhance or restore habitat in ecologically significant areas; and (3) will benefit the watershed in which the Spill occurred.

      G. WHEREAS, Defendants represent they have spent at least $20 million in response costs cleaning up the Spill; and Defendants have paid all removal costs billed by the

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Coast Guard, both the bill issued April 2001 for $121,206.95, and the bill issued June 2003 for $26,289.19, for a total payment of $147,496.14; and Defendants have paid the State $13,671.86 for MDEQ response costs.

      H. WHEREAS, Defendants have developed and implemented leak prevention and leak detection programs for the Mississippi Pipeline System (the "Mississippi System") to decrease the likelihood of another such spill, including but not limited to:

      (1) A program to develop a comprehensive database that enhances safety and increases maintenance, repair, and emergency response abilities throughout the Mississippi System.

      (2) A program to perform internal inspections on all portions of the Mississippi System currently capable of accommodating in-line inspection tools and to perform hydrostatic tests on all other portions of the Mississippi System.

      (3) An ongoing program to test the crude oil transported through the Mississippi System for corrosive elements and bacteria and to regularly introduce corrosion inhibitors and biocides where appropriate.

      (4) A program to replace pipe and infrastructure and to install block valves on its major water crossings on the Mississippi System. Defendants represent that they are approximately fifty (50) percent complete on this project. Defendants intend to complete the work on this Project as they perform remediation work throughout the Mississippi System.

      (5) Defendants enhanced their Supervisory Control and Data Acquisition ("SCADA") leak detection systems by:

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            (i)   Implementing a plan to convert the Mississippi System from a two segment system to a seven segment system with independent storage, metering, and monitoring for each segment, thereby improving Defendants' ability to monitor SCADA. The Mississippi System is now operated in seven distinct segments.

            (ii) Establishing separate parameters and models for each unique line segment of the Mississippi System as set forth in (i) above, monitoring resting pressure, and revising communication and documentation procedures. These changes were implemented and the operations manual has been updated accordingly.

            (iii) Conducting periodic simulated leak tests by drawing crude oil off the Mississippi System to identify segments with features that limited leak detection. These changes were implemented and the operations manual has been updated accordingly.

            (iv)  Upgrading to satellite telecommunication equipment.

      I. WHEREAS, Soso-Gwinville Junction Segment No. 2 was taken out of service on December 20, 1999, in response to the Spill. The Department of Transportation's Office of Pipeline Safety ("OPS") sent a Letter of Concern to Genesis Crude Oil, L.P. dated June 21, 2001, requiring Genesis to obtain concurrence from OPS before the Soso-Gwinville Junction Segment No. 2 could be reactivated. Defendants performed an internal inspection of the parallel lines Soso-Gwinville Junction Segments No. 1 and No. 2 with a high-resolution magnetic flux inspection tool. The resulting data was analyzed and a repair plan was developed and completed

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for the Soso-Gwinville Junction Segment No. 1. In 2003, Defendants reactivated
Soso-Gwinville Junction Segment No. 1, after having reviewed the results of close interval and routine cathodic protection surveys and inspections, and making necessary cathodic protection improvements to address any corrosion concerns.

      J. Defendants do not admit any liability to the United States or the Commission arising out of the transactions or occurrences alleged in the Complaint.

      K. The Parties (as defined in Section III below) recognize, and the Court by entering this Consent Decree finds, that this Consent Decree has been negotiated by the Parties in good faith and will avoid litigation between the Parties, and that this Consent Decree is fair, reasonable, and in the public interest.

      NOW, THEREFORE, before the taking of any testimony, without the adjudication or admission of any issue of fact or law except as provided in
Section I, below, and with the consent of the Parties, IT IS HEREBY ADJUDGED, ORDERED, AND DECREED as follows:

                            I. JURISDICTION AND VENUE

      1. This Court has jurisdiction over the subject matter of the United States' claims in this action pursuant to 28 U.S.C. Sections 1331, 1345, and 1355, and Section 1017(b) of OPA, 33 U.S.C. Section 2717(b), and Sections 311(b)(7)(E) and 311(n) of the CWA, 33 U.S.C. Sections 1321(b)(7)(E) and
1321(n); and over the State's OPA claim pursuant to 28 U.S.C. Section 1331 and
Section 1017(b) of OPA, 33 U.S.C. Section 2717(b); and over the subject matter of the State's pendent claims under MAWPCL pursuant 28 U.S.C. Section 1367(a) (supplemental jurisdiction) because the State's claims are so related to the federal claims that they form part of the same case or controversy. The Court has personal jurisdiction over the Parties to this Consent Decree. Venue lies in this District

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pursuant to 28 U.S.C. Sections 1391(b) and (c) and 1395(a), and Section 1017(b)
of OPA, 33 U.S.C. Section 2717(b), because the discharge and substantial threat of discharge alleged in the Complaint occurred in, and Defendants conduct business in, this judicial district. For purposes of this Decree, or any action to enforce this Decree, Defendants consent to the Court's jurisdiction over this Decree or such action and over Defendants, and consent to venue in this judicial district.

                                II. APPLICABILITY

      2. The obligations of this Consent Decree apply to and are binding upon Plaintiffs; and upon Defendants, their agents, successors, and assigns.

      3. No transfer of ownership or operation of the Facility (as defined in Section III below) or any portion thereof shall relieve Defendants of their obligation to ensure that the terms of the Decree are implemented.

                                III. DEFINITIONS

      4. Terms used in this Consent Decree that are defined or used in the CWA, OPA or in regulations promulgated thereunder shall have the meanings assigned to them in such statutes or such regulations, unless otherwise provided in this Decree. Whenever the terms set forth below are used in this Consent Decree, the following definitions shall apply:

            a. "Complaint" shall mean the complaint filed by Plaintiffs in this action.

            b. "Consent Decree" or "Decree" shall mean this Decree and all attachments hereto (listed in Section XXI (Attachments)). In the event of conflict between this Consent Decree and any attachment, this Consent Decree shall control.

            c. "Day" shall mean a calendar day unless expressly stated to be a working day. In computing any period of time under this Consent Decree, where the last day would fall on

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a Saturday, Sunday, or federal holiday, the period shall run until the close of business of the next working day.

            d. "Defendants" shall mean Genesis Energy, Inc. (successor to Genesis Energy, L.L.C.), Genesis Crude Oil, L.P., and Genesis Pipeline USA, L.P.

            e. "DOI" shall mean the United States Department of the Interior and any successor departments or agencies of the United States.

            f. "EPA" shall mean the United States Environmental Protection Agency and any successor departments or agencies of the United States.

            g. "Facility" shall mean Defendants' pipeline located in Mississippi and Louisiana, known as the "Mississippi Pipeline System," which as of March 2004 consists of 266 miles of pipeline, of which there are approximately 112 miles in use and approximately 154 miles idle.

            h. "Mississippi Commission on Environmental Quality" or "Commission" shall mean the agency of the State of Mississippi created by Miss. Code Ann. Section 49-2-5.

            i. "Mississippi Department of Environmental Quality" or "MDEQ" shall mean the agency of the State of Mississippi created by Miss. Code Ann.
Section 49-2-7. MDEQ is the pollution control agency that acts as staff for the Commission and serves as the lead administrative Trustee for the natural resource damage claims.

            j.    "Natural Resource" and "Natural Resources," as defined in OPA
Section 1001(20), 33 U.S.C. Section 2701(20), shall include land, fish, wildlife, biota, air, water, groundwater, drinking water supplies, and other such resources belonging to, managed by, held in trust by,

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appertaining to, or otherwise controlled by the United States or the State.

            k. "Natural Resource Trustees" or "Trustees" shall mean those federal and state agencies or officials designated or authorized pursuant to the CWA, OPA, and/or state law to act as Trustees for the Natural Resources managed by, controlled by, or appertaining to the United States or the State. Specifically, as used in this Consent Decree, the Trustees are MDEQ, and DOI (acting by and through USFWS).

            l. "Paragraph" shall mean a portion of this Decree identified by an Arabic numeral.

            m. "Parties" shall mean the United States, the Commission (also referred to as the State), and Defendants.

            n.    "Plaintiffs" shall mean the United States and the Commission.

            o. "Restoration Plan" shall mean the final Restoration Plan, which is Attachment A to this Decree.

            p. "Section" shall mean a portion of this Decree identified by a Roman numeral.

            q.    "State" shall mean the State of Mississippi.

            r. "United States" shall mean the United States of America, acting on behalf of DOI (acting by and through the USFWS) and EPA.

            s.    "USFWS" shall mean the United States Fish and Wildlife
Service.

            t. "Work" shall mean implementation by Defendants of those activities that are generally described in the Restoration Plan at sections 3.3.2, 3.3.3, and 3.3.4.

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                             IV. SETTLEMENT PAYMENTS

      5. Within thirty (30) days after the Effective Date of this Consent Decree, Defendants shall pay the following sums to the entities identified in Subparagraphs a-d of this Paragraph in the amount and manner specified therein:

            a. Five hundred thousand dollars ($500,000.00), plus interest accruing from the date of lodging of this Decree, at the rate specified in 28 U.S.C. Section 1961(a) and (b) for a money judgment occurring on the date of lodging, for federal civil penalties under the CWA. Payment shall be made by FedWire Electronic Funds Transfer ("EFT") to the U.S. Department of Justice in accordance with instructions to be provided to Defendants following lodging of the Consent Decree by the Financial Litigation Unit of the U.S. Attorney's Office for the Southern District of Mississippi. Such monies are to be deposited in the Oil Spill Liability Trust Fund. The payment shall reference the Civil Action Number assigned to this case and DOJ Number 90-5-1-1-07553, and U.S. Coast Guard reference number FPN N00067, and shall specify that the payment is made toward CWA civil penalties to be deposited into the Oil Spill Liability Trust Fund pursuant to 33 U.S.C. Section 1321(s), Section 4304 of Pub. L. No. 101-380, and 26 U.S.C. Section 9509(b)(8). Any funds received after 11:00 a.m. Eastern Time shall be credited on the next business day. At the time of payment, Defendants shall simultaneously send written notice of payment and a copy of any transmittal documentation to Plaintiffs in accordance with Section XII of this Decree (Notices) and to:

            Lt. Commander S. Moody
            National Pollution Funds Center
            4200 Wilson Boulevard, Suite 1000
            Arlington, Virginia 22203-1804

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            United States Coast Guard
            Commander Brian Judge
            Office of Claims and Litigation
            2100 Second Street, S.W.
            Washington, D.C. 20593-0001

            b. Five hundred thousand dollars ($500,000.00), plus interest accruing from the date of lodging of this Decree, at the rate specified in 28 U.S.C. Section 1961(a) and (b) for a money judgment occurring on the date of lodging, for state civil penalties. Payment shall be made by certified check or by Electronic Funds Transfer ("EFT"). The check made payable to the Mississippi Commission on Environmental Quality shall be hand delivered to the Executive Director or General Counsel of MDEQ at MDEQ's offices located at 2380 Highway 80 West, Jackson, Mississippi; or the funds shall be transferred by EFT to the deposit account designated as the Pollution Emergency Fund created by Miss. Code Ann. Section 49-17-68 and administered by the Commission. A portion of the civil penalty amount, not to exceed twelve thousand dollars ($12,000.00), may be used to evaluate methods to restore and/or improve water quality along the Leaf River. At the time of payment, Defendants shall simultaneously send written notice of payment and a copy of any transmittal documentation (which should reference the Civil Action Number assigned to this case) to Plaintiffs in accordance with Section XII of this Decree (Notices).

            c. $76,027.21 (as described in subparts i-iii below) to DOI with respect to the natural resource damage claim. At the time of these payments, Defendants shall simultaneously send written notice of payment and a copy of any transmittal documentation to the Parties in accordance with Section XII of this Decree (Notices) and to:

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            Bruce Nesslage
            DOI Restoration Fund Manager
            1849 C Street, N.W., Mail Stop 4449
      Washington, D.C.  20240

Transmittal notices for all these payments shall reflect the Civil Action Number assigned to this case and DOJ

      Number 90-5-1-1-07553.

                  (i) $35,439.13 to DOI for past damage assessment costs and associated overhead costs of DOI/USFWS. This payment shall be made by EFT in accordance with instructions to be provided to Defendants following lodging of the Consent Decree by the Financial Litigation Unit of the U.S. Attorney's Office for the Southern District of Mississippi.

                  (ii) $15,107.37 for future monitoring, oversight, and associated overhead costs of DOI/USFWS. This payment shall be made by EFT in accordance with instructions to be provided to Defendants following lodging of the Consent Decree by the Financial Litigation Unit of the U.S. Attorney's Office for the Southern District of Mississippi.

                  (iii) $25,480.71 for the wood duck nesting box project described in the Restoration Plan at section 3.3.5, as well as for associated overhead costs of DOI/USFWS. This payment shall be made directly to the Natural Resource Damage Restoration Fund of DOI, according to EFT instructions provided in Attachment B to this Consent Decree. The EFT and transmittal letter for the payment for the wood duck nesting box payment shall also reflect that the payment is being made to the "Natural Resources Damage Assessment and Restoration Fund, Account No. 14X5198 - GENESIS/ LEAF RIVER OIL SPILL." DOI shall hold these restoration funds in the GENESIS/ LEAF RIVER NRD Account, including return on investments or accrued interest. The federal Natural Resources Trustees commit to the expenditure of $18,897.00 of these funds

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      for the design, implementation, monitoring, and oversight of the wood duck nesting box project as described in the Restoration Plan attached at Attachment A at section 3.3.5.

      d. $34,110.36 to MDEQ for future MDEQ monitoring and oversight costs with respect to the natural resource damage claim. In addition, Defendants shall pay to MDEQ the amount of the final bill for remaining State Trustee assessment costs, which shall be issued within thirty (30) days after this Consent Decree is lodged with the Court. Payments shall be made by certified check, made payable to the Mississippi Commission on Environmental Quality and shall be hand delivered to the Executive Director or General Counsel of MDEQ at MDEQ's offices located at 2380 Highway 80 West, Jackson, Mississippi. At the time of payment, Defendants shall simultaneously send written notice of payment and a copy of any transmittal documentation (which should reference the Civil Action Number assigned to this case) to Plaintiffs in accordance with Section XII of this Decree (Notices).

            6. Defendants may not claim a tax deduction for federal or state tax purposes for payments made under Subparagraphs a and b of Paragraph 5.

                           V. PERFORMANCE OF THE WORK

            7. Defendants shall finance and, as specified in more detail below, commence and complete performance of the Work in accordance with the terms and schedules contained herein and in sections 3.3.2, 3.3.3, and 3.3.4, and related appendices, of the Restoration Plan. To implement a restoration project, Defendants shall either perform the project, or contract for performance of the project.

            1) Where any portion of the Work requires a federal, State or local permit, certification or approval, Defendants shall ensure timely and complete applications are submitted

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      and will take all other steps necessary to obtain such permit, certification or approval, where required. This Decree is not, and shall not be construed to be a permit issued pursuant to any federal or State statute or regulation, nor shall it be construed in any way to affect any past, current or future obligation of Defendants or any other person or entity to comply with any federal, State or local law.

            8. Defendants may seek relief under the provisions of Section VIII (Force Majeure) of this Consent Decree for any delay in the performance of any such obligation resulting from a failure to obtain, or a delay in obtaining, any permit or approval required to fulfill such obligation, if Defendants have submitted timely and complete applications and have taken all other actions necessary to obtain all such permits or approvals.

            9. Stream Bed and Riparian Zone of the Unnamed Tributary and Off-Site Riparian Restoration: Defendants will implement the restoration projects as described at section 3.3.2 of the Restoration Plan, including the stream restoration work with a partial design at Appendix 11 to the Restoration Plan, and reforestation of the area at or around the Spill and off-Site on the Murrah Preserve. Within three (3) months of the Effective Date of the Decree, and prior to commencement of construction, Defendants shall submit to the Trustees for approval the name and qualifications of the proposed contractor for these projects. Trustees have twenty (20) days to respond, and may not unreasonably withhold approval. Within three (3) months of the Effective Date of the Decree, and prior to commencement of construction, Defendants shall submit to Trustees a final design plan for stream restoration. Defendants shall use due diligence to promote completion of these work projects to be performed within one (1) year after the Effective Date of this Consent Decree. Defendants shall meet performance standards for these projects as detailed

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      in the Restoration Plan at section 3.3.2. On January 1 of each year, monitoring reports will be submitted to Trustees within two (2) months of the annual assessment, each year for five (5) years, or until the performance standards have been reached.

            10. Wetlands Restoration: Defendants will restore three (3) acres of wetlands adjacent to the riparian restoration as outlined in section
      3.3.3 of the Restoration Plan. Defendants shall provide a work implementation plan for Trustees' approval within three (3) months of the Effective Date of this Consent Decree. Defendants shall use due diligence to complete the initial wetlands restoration work (hydrologic manipulation, if necessary, and planting) within one (1) year after the Effective Date of the Consent Decree. Defendants shall meet the performance standards for this project as detailed in the Restoration Plan at section 3.3.3. On January 1 of each year, monitoring reports will be submitted to Trustees within two (2) months of the annual assessment, each year for five (5) years, or until the performance standards have been reached.

            11. If Trustees determine that modification to the work specified in the work implementation plan or the final design plan is necessary to achieve and maintain the performance standards or to carry out and maintain the restoration set forth in the Restoration Plan, Trustees may require that such modification be incorporated in the work implementation plan or the final design plan, provided, however, that a modification may only be required pursuant to this Paragraph to the extent that it is consistent with the scope of the restoration selected in the Restoration Plan. If Defendants object to any modification determined by Trustees to be necessary pursuant to this Paragraph, they may seek dispute resolution pursuant to Section IX (Dispute Resolution). The related work implementation plan or the final design plan shall be modified in accordance with final resolution of the dispute. Defendants shall implement any work

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      required by any modifications incorporated in work plans developed in accordance with this Paragraph. If Defendants request an extension of time due to such modification, it shall be granted at the discretion of Trustees, in accordance with Paragraph 59, and an extension by Trustees shall not be unreasonably withheld.

            12. Groundwater Monitoring: Defendants shall perform remedial activities and periodic monitoring of the groundwater for a five (5) year period as described in the Restoration Plan at section 3.3.4 to establish effectiveness of the soil removal and treatment performed previously by Defendants, and to insure the adequate restoration of on-site groundwater conditions. Monitoring shall be conducted annually, as of January 1 of each year, for five (5) years. Monitoring reports shall be submitted to Trustees annually within two (2) months of monitoring. At the end of the five (5) year monitoring period, the Groundwater Assessment and Remediation Division of MDEQ will determine what additional monitoring and/or remediation is necessary, if any, and Defendants shall perform all necessary work as appropriate and agreed upon by MDEQ and Defendants.

                     VI. SUPPLEMENTAL ENVIRONMENTAL PROJECT

            13. Defendants shall perform and complete a Supplemental Environmental Project ("SEP") as described in this Consent Decree within eight (8) months after the Effective Date of this Decree. The Parties agree that the SEP is intended to secure significant environmental protection or improvements. To achieve the goals set out in this Section, Defendants will provide for the purchase and management by a land preservation non-profit organization approved by Plaintiffs (hereinafter "non-profit organization") of real property within the Leaf River watershed and approved by Plaintiffs ("SEP Property"), and the placement of a conservation easement

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      pursuant to Miss. Code Ann. Section 89-19-1 through Section 89-19-15 upon the SEP Property, to retain and protect the real property in perpetuity in its natural condition. In implementing the SEP, Defendants shall spend not less than $2 million ($2,000,000.00) (hereinafter "estimated cost of the SEP") in eligible SEP costs. Eligible SEP costs include the cost of the SEP Property, appraisal costs and closing costs, costs related to the acquisition of a conservation easement, and a stewardship fund for the acquired SEP Property, as described below.

            14. No payments made by Defendants under this Section shall be tax deductible for federal or state tax purposes.

            15. Within seven (7) days after the Effective Date of this Consent Decree, Defendants shall submit to Plaintiffs a contract between Defendants and the non-profit organization for the completion of the SEP described in the following subparagraphs ("Contract").

                  a. The Contract shall provide for the acquisition by the non-profit organization of land within the Leaf River watershed no later than six (6) months after the Effective Date of this Consent Decree. The Contract shall require Defendants to make at least a $2 million ($2,000,000.00) payment to the non-profit organization for such services on or before the fifteenth (15th) day following the Effective Date of this Consent Decree.

                  b. The Contract shall provide that within fifteen (15) days of acquisition of the SEP Property by the non-profit organization, the non-profit organization shall place a conservation easement with unlimited duration on the SEP Property pursuant to Miss. Code Section 89-19-1 through Section 89-19-15 to ensure its status as a protected area in perpetuity. The terms of the conservation easement shall be subject to approval by Plaintiffs.

                  c. The Contract shall provide that no more than eighteen percent (18%) of the

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      fair market value of the SEP Property acquired in fee may be set aside by the non-profit organization from the money provided by Defendants, to be placed in a stewardship endowment for that SEP Property only, for future restoration, management and/or stewardship of that Property. The Contract shall provide that in the event that the non-profit organization sells the SEP Property, that the stewardship endowment shall be transferred with the property and shall benefit only that property.

            16. In the event that the property approved by Plaintiffs and described in Attachment C is not suitable for acquisition by the non-profit organization due to unsatisfactory results of due diligence, Phase I assessment or title search, or becomes unavailable for purchase, Defendants, after consultation with the non-profit organization, will provide Plaintiffs with a written proposal regarding alternative properties available for purchase within the Leaf River watershed which would serve the purposes of EPA's SEP policy in effect at the time. Plaintiffs shall either approve or disapprove of the alternative property within thirty (30) days of the proposal.

            2) Defendants are responsible for the satisfactory completion of the SEP in accordance with the requirements of this Decree. "Satisfactory completion" means Defendants shall spend the full amount of money agreed to on the SEP and comply with the conservation easement requirements in this Section. Defendants may use contractors and/or consultants in planning and implementing the SEP.

            3) With regard to the SEP, Defendants certify the truth and accuracy of each of the following:

                  a. That all cost information provided to EPA in connection with EPA's approval of the SEP is complete and accurate and represents a fair estimate of the costs necessary to perform the SEP;

                  b. That, as of the date of this Decree, Defendants are not required to perform the SEP by any federal, state, or local law or regulation, nor are Defendants required to perform the SEP by agreement, grant, or as injunctive relief awarded in any other action in any forum;

                  c. That the SEP is not a project that Defendants were planning or intending to perform other than in settlement of the claims resolved in this Decree;

                  d. That Defendants have not received, and are not negotiating to receive, credit for the SEP in any other enforcement action; and

                  e. That Defendants will not receive any reimbursement for any portion of the SEP from any other person.

            17. SEP Completion Report Within thirty (30) days after either the date set for completion of the SEP, or actual completion of the SEP, whichever occurs first, Defendants shall submit a SEP Completion Report to Plaintiffs, in accordance with Section XII of this Consent Decree (Notices). The SEP Completion Report shall contain the following information:

                  a. A detailed description of the SEP as implemented, including documentation confirming that the purchase of the SEP Property has been completed, a legal description of the interest acquired, and a copy of the conservation easement recorded;

                  b. A description of any problems encountered in completing the SEP and the solutions thereto;

                  c. An itemized list of all eligible SEP costs, and a statement that Defendants certify that they have not, and will not, deduct any SEP costs in calculating their federal and state income taxes;

                  d. Certification that the SEP has been fully implemented pursuant to the provisions of this Decree; and

                  e. A description of the environmental and public health benefits resulting from implementation of the SEP (with a quantification of the benefits, if feasible).

            18. Plaintiffs may, in their discretion, require information in addition to that described in the preceding Paragraph, in order to determine the adequacy of SEP completion or eligibility of SEP costs.

            19. Defendants bear the burden of clearly segregating eligible SEP costs from other costs not eligible for SEP credit. If EPA requests further information concerning the eligibility of SEP costs, any non-segregable cost evidence that contains both SEP eligible and non-SEP eligible cost items shall be disallowed in its entirety.

            20. After receipt of the SEP Completion Report, the United States shall notify Defendants whether or not Defendants have satisfactorily completed the SEP. If the SEP has not been satisfactorily completed, Stipulated Penalties may be assessed under Section VII of this Consent Decree.

            4) Disputes concerning the satisfactory performance of the SEP and the amount of eligible SEP costs may be resolved under Section IX of this Decree (Dispute Resolution). No other disputes arising under this Section shall be subject to Dispute Resolution.

            21. Each submission required under this Section shall be signed by a Defendants' official with knowledge of the SEP and shall bear the certification language set forth below: I certify under penalty of law that I have examined and am familiar with the information submitted in this document and all attachments and that this document and its attachments were prepared either by me personally or under my direction or supervision in a manner designed to ensure that qualified and knowledgeable personnel properly gathered and presented the information contained therein. I further certify, based on my personal knowledge or on my inquiry of those individuals immediately responsible for obtaining the information, that the information is true, accurate and complete. I am aware that there are significant penalties for submitting false information, including the possibility of fines and imprisonment for knowing and willful submission of a materially false statement.

            5) Any public statement, oral or written, in print, film, or other media, made by Defendants making reference to the SEP under this Decree shall include the following language, "This project was undertaken in connection with the settlement of a civil enforcement action taken on behalf of the U.S. Environmental Protection Agency and the U.S. Department of the Interior, and the Mississippi Commission on Environmental Quality."

                            VII. STIPULATED PENALTIES

            22. If Defendants fail to make the payments required under Section IV of this Decree (Settlement Payments) when due, Defendants shall pay a stipulated penalty of one thousand dollars ($1,000.00) to each Plaintiff not paid in full, per day for each day that the payment is late. Late payment of the civil penalty shall be made in accordance with Section IV, above. Stipulated Penalties shall be paid in accordance with Section VII, Paragraph 34, below. All transmittal correspondence shall state that any such payment is for late payment of the settlement payments due under this Decree, or for Stipulated Penalties for late payment, as applicable. Payments to the United States of stipulated penalties shall reference the Civil Action Number assigned to this case and DOJ Number 90-5-1-1-07553, and shall specify that the payments are for stipulated penalties to be deposited into the United States Treasury pursuant to 31 U.S.C.
      Section 3302. Payments to the State of stipulated penalties shall reference the Civil Action Number assigned to this case.

            23. Defendants shall be liable for Stipulated Penalties to the United States and the State for violations of this Consent Decree as specified below, unless excused under Section VIII (Force Majeure). A violation includes failing to perform any obligation required by the terms of this Decree, including any work plan or schedule approved under this Decree, according to all applicable requirements of this Decree and within the specified time schedules established by or approved under this Decree.

            24.   Restoration Plan Compliance

      If Defendants fail to meet the deadlines as described below, Defendants shall pay a stipulated penalty of five hundred dollars ($500) per day, to Plaintiffs, for each deadline missed.

                  a. Stream bed, Riparian Zone, and Off-site Restoration. A final design plan for stream restoration shall be submitted to Trustees prior to commencement of construction, and within three (3) months of the Effective Date of the Decree. The name and qualifications of the proposed contractor for these projects shall be submitted to Trustees prior to commencement of construction, and within three (3) months of the Effective Date of the Decree. Monitoring reports shall be submitted to Trustees annually, as of January 1 of each year, within two (2) months of on-site inspections for five (5) years or until performance standards are met.

                  b. Wetlands. A work implementation plan shall be submitted to Trustees within three (3) months of the Effective Date of the Consent Decree. Monitoring reports shall be submitted to Trustees annually, as of January 1 of each year, within two (2) months of on-site inspections for five (5) years or until performance standards are met.

                  c. Groundwater. Monitoring shall be conducted annually, as of January 1 of each year, for five (5) years. Monitoring reports shall be submitted to Trustees annually within two (2) months of monitoring.

            25.   SEP Compliance

                  a. In all cases, if Defendants have spent less than the amount set forth in Paragraph 14 above, Defendants shall pay a stipulated penalty equal to the difference between the amount of total eligible SEP costs incurred by Defendants, and the amount set forth in Paragraph 14.

                  b. If Defendants have completed the SEP, but the United States determines that the SEP is not satisfactory, Defendants shall pay $250,000.00, in addition to the penalty required under Subparagraph a, above.

                  c. If Defendants abandon performance of the SEP, Defendants shall pay a stipulated penalty of $400,000.00, in addition to any penalty required under Subparagraph a, above. The penalty under this Subparagraph shall accrue as of the date specified for completing the SEP or the date performance ceases, whichever is earlier.

                  d. Defendants shall issue a retraction in the same or similar medium as the original statement, and pay a stipulated penalty of $10,000.00 for each violation if they fail to comply with the requirements under Paragraph 26 regarding public statements related to the SEP.

            26. Subject to the provisions of Paragraph 30a-c above, Stipulated Penalties under this Section shall begin to accrue on the day after performance is due, and shall continue to accrue until performance is satisfactorily completed. Stipulated Penalties shall accrue simultaneously for separate violations of this Consent Decree. Defendants shall pay any Stipulated Penalty within forty-five (45) days of receiving the written demand. The United States, or the State, or both may seek Stipulated Penalties under this Section. Where both Plaintiffs seek Stipulated Penalties for the same violation of this Consent Decree, Defendants shall pay fifty (50) percent to the United States and fifty (50) percent to the State. Where only one Plaintiff demands Stipulated Penalties for a violation, and the other Plaintiff does not join in the demand within thirty (30) days of receiving the demand, or timely joins in the demand but subsequently elects to waive or reduce Stipulated Penalties for that violation, Defendants shall pay the Stipulated Penalties due for the violation to the Plaintiff making the initial demand, less any amount paid to the other Plaintiff. The determination by one Plaintiff not to seek Stipulated Penalties shall not preclude the other Plaintiff from seeking Stipulated Penalties.

            27. The United States or the State may, in the unreviewable exercise of its discretion, reduce or waive Stipulated Penalties otherwise due that sovereign under this Consent Decree.

            28. Stipulated Penalties shall continue to accrue as provided in Paragraph 31, above, during any Dispute Resolution, with interest on accrued penalties payable and calculated at the rate established by the Secretary of the Treasury, pursuant to 28 U.S.C. Section 1961, but need not be paid until the following:

                  a. If the dispute is resolved by agreement, Defendants shall pay accrued penalties determined to be owing, together with interest, to the United States within thirty (30) days of the effective date of that agreement;

                  b. If the dispute is submitted to the Court and Plaintiffs prevail in whole or in part, Defendants shall pay all accrued penalties determined by the Court to be owing, together with interest, within sixty
      (60) days of receiving the Court's decision or order, except as provided in Subparagraph c, below;

                  c. If any Party appeals the District Court's decision, Defendants shall pay all accrued penalties determined to be owing, together with interest, within fifteen (15) days of receiving the final appellate court decision.

            29. Defendants shall, as directed by the United States, pay Stipulated Penalties owing to the United States by EFT to the U.S. Department of Justice lockbox bank at the Office of the United States Attorney for the Southern District of Mississippi referencing DOJ case number 90-5-1-1-07553 and the U.S. Attorney Office file number. Notice of the EFT shall be provided in a letter stating the caption and docket number of this case and addressed to:

      United States Attorney's Office
      Attn: Financial Litigation Unit
      Southern District of Mississippi
      188 E. Capitol St.
      Jackson, Mississippi 39201

      If payment is due to the State under this Section, payment shall be made by certified check made payable to the Mississippi Commission on Environmental Quality, and mailed to P.O. Box 20305, Jackson, Mississippi 39289-1305 (Attn: General Counsel), or hand delivered to the General Counsel of the Mississippi Department of Environmental Quality at MDEQ's offices at 2380 Highway 80 West, Jackson, Mississippi.

            30. No payments made under this Section shall be tax deductible for federal or state tax purposes.

            31. If Defendants fail to pay Stipulated Penalties according to the terms of this Consent Decree, Defendants shall be liable for interest on such penalties, as provided for in 28 U.S.C. Section 1961, accruing as of the date payment became due.

            32. Subject to the provisions of Section X of this Consent Decree (Effect of Settlement/Reservation of Rights), the Stipulated Penalties provided for in this Consent Decree shall be in addition to any other rights, remedies, or sanctions available to Plaintiffs for Defendants' violation of this Consent Decree or applicable law.

                               VIII. FORCE MAJEURE

            33. A "force majeure event" is any event beyond the control of Defendants, their contractors, or any entity controlled by any Defendant that delays the performance of any obligation under this Consent Decree despite Defendants' best efforts to fulfill the obligation. "Best efforts" includes anticipating any potential force majeure event and addressing the effects of any such event (a) as it is occurring and (b) after it has occurred, to prevent or minimize any resulting delay to the greatest extent possible. "Force Majeure" does not include Defendants' financial inability to perform any obligation under this Consent Decree.

            34. If any event occurs that may delay the performance of any Work obligation under this Decree, as to which Defendants intend to assert a claim of Force Majeure, Defendants shall provide notice orally to EPA, DOI and the State as soon as possible, but not later than ten (10) days after the time Defendants first knew of, or by the exercise of due diligence, should have known of, a claimed force majeure event. Defendants shall also provide written notice to the United States and the State, as provided in
      Section XII of this Consent Decree (Notices), within twenty (20) days of the time Defendants first knew of, or by the exercise of due diligence, should have known of, the event. The notice shall state the anticipated duration of any delay; its cause(s); Defendants' past and proposed actions to prevent or minimize any delay; a schedule for carrying out those actions; and Defendants' rationale for attributing any delay to a force majeure event.

      Failure to provide oral and written notice as required by this Paragraph shall preclude Defendants from asserting any claim of force majeure.

            35. If Plaintiffs agree that a force majeure event has occurred, Plaintiffs may agree to extend the time for Defendants to perform the affected requirements for the time necessary to complete those obligations. An extension of time to perform the obligations affected by a force majeure event shall not, by itself, extend the time to perform any other obligation. Where Plaintiffs agree to an extension of time with respect to the Work, the appropriate modification shall be made pursuant to Section XV of this Consent Decree (Modification).

                             IX. DISPUTE RESOLUTION

            36. Unless otherwise expressly provided for in this Consent Decree, the dispute resolution procedures of this Section shall be the exclusive mechanism to resolve disputes arising under or with respect to this Consent Decree. However, such procedures shall not apply to actions by Plaintiffs to enforce obligations of Defendants that have not been disputed in accordance with this Section.

            37. Any dispute subject to dispute resolution under this Consent Decree shall first be the subject of informal negotiations between Plaintiffs and Defendants. The dispute shall be considered to have arisen when Defendants send Plaintiffs a written notice of dispute. Such notice of dispute shall state clearly the matter in dispute. The period of informal negotiations shall not exceed twenty-one (21) days from the date the dispute arises, unless that period is modified by written agreement. If informal negotiations are unsuccessful, then Plaintiffs' position shall control unless Defendants file with the Court a petition to resolve the dispute within thirty (30) days after the conclusion of the informal negotiation period. In any dispute under this

      Paragraph, Defendants shall bear the burden of demonstrating that their position clearly complies with this Consent Decree and the CWA, OPA and MAWPCL, and that Defendants are entitled to relief under applicable law.

            38. The invocation of dispute resolution procedures under this Section shall not extend, postpone, or affect in any way any obligation of Defendants under this Consent Decree, not directly in dispute. Stipulated Penalties with respect to the disputed matter shall continue to accrue from the first day of noncompliance, but payment shall be stayed pending resolution of the dispute as provided in Paragraph 33, above. If Defendants do not prevail on the disputed issue, Stipulated Penalties shall be assessed and paid as provided in Section VII (Stipulated Penalties).

                  X. EFFECT OF SETTLEMENT/RESERVATION OF RIGHTS

            39. This Consent Decree resolves the civil claims of Plaintiffs alleged in the Complaint filed in this action.

            40. This Consent Decree shall not be construed to prevent or limit the rights of the United States or the Commission to obtain penalties or injunctive relief under the CWA, OPA, MAWPCL, or under other federal or state laws, regulations, or permit conditions, except as expressly specified herein.

            41. Defendants are responsible for achieving and maintaining complete compliance with all applicable federal, State, and local laws, regulations, and permits; and Defendants' compliance with this Consent Decree shall be no defense to any action commenced pursuant to said laws, regulations, or permits. Plaintiffs do not warrant or aver in any manner that Defendants' compliance with any aspect of this Consent Decree will result in compliance with provisions of the CWA, OPA or MAWPCL.

            42. This Consent Decree does not limit or affect the rights of Defendants or of the United States or the State against any third parties, not party to this Consent Decree, nor does it limit the rights of third parties, not party to this Consent Decree, against Defendants, except as otherwise provided by law.

            43. This Consent Decree shall not be construed to create rights in, or grant any cause of action to, any third party not party to this Consent Decree.

            6) Plaintiffs reserve all legal and equitable remedies available to enforce the provisions of this Consent Decree, except as expressly stated herein.

            44. Defendants hereby covenant not to sue and agree not to assert any claims related to the Spill, or response activities in connection with the Spill, against the United States pursuant to the CWA, OPA, or any other federal law, State law, or regulation including, but not limited to, any direct or indirect claim for reimbursement from the Oil Spill Liability Trust Fund, or pursuant to any other provision of law.

            45. Notwithstanding any other provision of this Consent Decree, Plaintiffs reserve the right to institute proceedings against Defendants in this action or in a new action seeking recovery of natural resource damages resulting from the Spill based on (1) conditions unknown to the United States or the State as of the date of lodging of this Consent Decree that contribute to the injury to, destruction of, or loss of natural resources; or (2) new information received by the United States or the State after the date of lodging of this Consent Decree which indicates there is injury to, destruction of, or loss of resources of a type unknown to the United States or State as of the date of execution of this Consent Decree.

            46. This Consent Decree is without prejudice to the rights of the United States or the

      State against Defendants with respect to all matters other than those expressly specified in Paragraph 44 including, but not limited to, the following:

            a. claims based on a failure of Defendants to meet a requirement of this Consent Decree;

            b.    any and all criminal liability;

            c. past, present, or future releases, discharges, or spills of oil other than the Spill described in this Consent Decree;

            d. subrogated claims under Section 1015 of OPA, 33 U.S.C. Section 2715, for any amounts paid or to be paid by the Oil Spill Liability Trust Fund to any person for removal costs or damages in connection with the Spill;

            e. any and all removal and monitoring costs (except costs of oversight and monitoring identified in the Restoration Plan, Attachment A of this Consent Decree) incurred by the United States and the State in connection with the Spill.

            f. future unquantified monitoring and/or remedial costs for groundwater as required by the Groundwater Assessment and Remediation Division of MDEQ;

            g.    damages, if any, for injury to groundwater resources.

                                    XI. COSTS

            47. Subject to Section IV (Settlement Payments), the Parties shall bear their own costs of this action, including attorneys' fees, except that Plaintiffs shall be entitled to collect the costs (including attorneys' fees) incurred in any action necessary to collect any portion of the settlement payments due under Section IV or any Stipulated Penalties due but not paid by Defendants.

                                  XII. NOTICES

            48. Unless otherwise specified herein, whenever notifications, submissions, or communications are required by this Consent Decree, they shall be made in writing and addressed as follows:

As to the United States:

As to the U.S. Department of Justice:
            Chief (re: DJ # 90-5-1-1-07553)
            Environmental Enforcement Section
            Environment and Natural Resources Div.
            U.S. Department of Justice
            P.O. Box 7611
            Washington, D.C. 20044-7611

      As to EPA:
            Kathleen West
            Associate Regional Counsel
            Office of Regional Counsel
            U.S. Environmental Protection Agency, Region 4
            Atlanta Federal Center
            61 Forsyth Street, S.W.
            Atlanta, Georgia 30303
            phone: 404/562-9574

      As to DOI:
            Harriet Deal
            Attorney Advisor
            Office of the Solicitor, SE Region
            U.S. Department of the Interior
            75 Spring St., SW, room 304
            Atlanta, Georgia 30303
            phone: 404/331-4447 x 231

      As to the State of Mississippi:
      Chief
      Environmental Compliance and Enforcement Division
      Office of Pollution Control
      Mississippi Department of Environmental Quality
      P.O. Box 20305
      Jackson, Mississippi 39289-1305
      (601) 961-5171

      and

      General Counsel

      Legal Division, Mississippi
      Department of Environmental Quality
      P.O. Box 20305
      Jackson, Mississippi 39289-1305
      (601) 961-5171

      To Defendants:
      Ross Benavides
      Genesis
      500 Dallas, Suite 2500
      Houston, Texas 77002
      (713) 860-2528

                  49. Any Party may, by written notice to the other Parties, change its designated notice recipient or notice address provided above.

                  50. Notices submitted pursuant to this Section shall be deemed submitted upon mailing, unless otherwise provided in this Consent Decree or by mutual agreement of the Parties in writing.

                              XIII. EFFECTIVE DATE

                  51. The Effective Date of this Consent Decree shall be the date upon which this Consent Decree is entered by the Court.

                         XIV. RETENTION OF JURISDICTION

                  52. The Court shall retain jurisdiction over this case until termination of this Consent Decree, for the purpose of resolving disputes arising under this Decree or entering orders modifying this Decree, pursuant to Sections IX (Dispute Resolution) and XV (Modification), or effectuating or enforcing compliance with the terms of this Decree.

                                XV. MODIFICATION

                  7) The terms of this Consent Decree may be modified only by a subsequent written agreement signed by all the Parties. Where the modification constitutes a material change to any term of this Decree, it shall be effective only upon approval by the Court. The terms and schedules contained in Attachments A-C of this Decree may be modified upon written agreement of the Parties without Court approval, unless any such modification effects a material change to the terms of this Consent Decree or materially affects Defendants' ability to meet the objectives of this Decree. For Work projects in Section V, an extension of time by Trustees for a year or less is deemed not material.

                                XVI. TERMINATION

                  53. After Defendants have completed performance of their obligations required by this Decree, including payments under Section IV of this Decree and any accrued Stipulated Penalties under Section VII, as well as the SEP under Section VI and the Work under Section V, Defendants may serve upon Plaintiffs a request for termination, stating that Defendants have satisfied those requirements, together with all necessary supporting documentation.

                  54. Following receipt by Plaintiffs of Defendants' request for termination, the Parties shall confer informally concerning the Request and any disagreement that the Parties may have as to whether Defendants have satisfactorily complied with the requirements for termination of this Consent Decree. If the United States, after consultation with the State, agrees that the Decree may be terminated, the Parties shall submit, for the Court's approval, a joint stipulation terminating the Decree.

                  55. If the United States, after consultation with the State, does not agree that the Decree may be terminated, Defendants may invoke Dispute Resolution under Section IX of this Decree. However, Defendants shall not seek Dispute Resolution of any dispute, under Section IX, until ninety (90) days after service of its Request for Termination.

                           XVII. PUBLIC PARTICIPATION

                  8) This Consent Decree shall be lodged with the Court for a period of not less than fifteen (15) days for public notice and comment, consistent with the procedures set forth in 28 C.F.R. Section 50.7. The United States reserves the right to withdraw or withhold its consent if the comments regarding the Consent Decree disclose facts or considerations indicating that the Consent Decree is inappropriate, improper, or inadequate. Defendants agree not to oppose entry of this Consent Decree by the Court or to challenge any provision of the Decree, unless the United States has notified Defendants in writing that it no longer supports entry of the Decree. Defendants consent to entry of this Consent Decree without further notice.

                           XVIII. SIGNATORIES/SERVICE

                  56. Each undersigned representative of Defendants, the State, EPA, and the Assistant Attorney General for the Environment and Natural Resources Division of the Department of Justice certifies that he or she is fully authorized to enter into the terms and conditions of this Consent Decree and to execute and legally bind the Party he or she represents to this document.

                  57. This Consent Decree may be signed in counterparts, and such counterpart signature pages shall be given full force and effect.

                  58. Defendants agree to accept service of process by mail with respect to all matters arising under or relating to this Consent Decree and to waive the formal service requirements set forth in Rule 4 of the Federal Rules of Civil Procedure and any applicable Local Rules of this Court including, but not limited to, service of a summons.

                          XIX. INTEGRATION/ATTACHMENTS

                  59. This Consent Decree and its Attachments constitute the final, complete, and exclusive agreement and understanding among the Parties with respect to the settlement embodied in the Decree and supersede all prior agreements and understandings, whether oral or written. Other than the Attachments, which are attached to and incorporated in this Decree, no other document, nor any representation, inducement, agreement, understanding, or promise, constitutes any part of this Decree or the settlement it represents, nor shall it be used in construing the terms of this Decree.

                               XX. FINAL JUDGMENT

                  60. Upon approval and entry of this Consent Decree by the Court, this Consent Decree shall constitute a final judgment between the United States, the State, and Defendants. The Court finds that there is no just reason for delay and therefore enters this judgment as a final judgment under Fed. R. Civ. P. 54 and 58.

                                XXI. ATTACHMENTS

                  61. The following attachments are attached to and incorporated into this Consent Decree:

                  "Attachment A" is the Restoration Plan (with selected Appendices);

                  "Attachment B" is instructions for payment to DOI's Natural Resource Damage Restoration Fund.

                  "Attachment C" is a description of property proposed for SEP.

                  THIS CONSENT DECREE IS DATED AND ENTERED THIS 27TH DAY OF JULY, 2004.

                                                 /S/ WILLIAM BARBOW
                                                --------------------------------
                                                UNITED STATES DISTRICT JUDGE
                                                SOUTHERN DISTRICT OF MISSISSIPPI

SIGNATURE PAGE TO CONSENT DECREE IN UNITED STATES OF AMERICA AND THE MISSISSIPPI COMMISSION ON ENVIRONMENTAL QUALITY V. GENESIS ENERGY, INC., GENESIS CRUDE OIL, L.P., AND GENESIS PIPELINE USA, L.P.

FOR PLAINTIFF UNITED STATES OF AMERICA:

DATE: 6/15/04                           /s/ Tom Sansonetti
                                   -----------------------------------
                                   THOMAS L. SANSONETTI
                                   Assistant Attorney General
                                   Environment and Natural Resources Division
                                   United States Department of Justice
                                   Washington, D.C. 20530

DATE: June 8, 2004                      /s/ Valerie K. Mann
                                   -------------------------------------
                                   VALERIE K. MANN
                                   Trial Attorney
                                   Environmental Enforcement Section
                                   Environment & Natural Resources Division
                                   U.S. Department of Justice
                                   P.O. Box 7611
                                   Washington, D.C. 20044-7611
                                   Tel: (202) 616-8756
                                   Fax: (202) 514-0097

                                   overnight deliveries:
                                   1425 New York Ave. NW, Rm. 13073
                                   Washington, DC 20005

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SIGNATURE PAGE TO CONSENT DECREE IN UNITED STATES OF AMERICA AND THE MISSISSIPPI
COMMISSION ON ENVIRONMENTAL QUALITY V. GENESIS ENERGY, INC., GENESIS CRUDE OIL, L.P., AND GENESIS PIPELINE USA, L.P.

FOR PLAINTIFF UNITED STATES OF AMERICA (CONTINUED):

                                   Dunn O. Lampton
                                   United States Attorney

DATE: June 23, 2004                    /s/ Colby Lane
                                   ----------------------------------
                                   Colby Lane
                                   Assistant United States Attorney
                                   Mississippi Bar No. 99617
                                   U.S. Attorney's Office
                                   Southern District of Mississippi
                                   188 E. Capitol St.
                                   Jackson, MS 39201
                                   (601) 965-4480

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SIGNATURE PAGE TO CONSENT DECREE IN UNITED STATES OF AMERICA AND THE MISSISSIPPI
COMMISSION ON ENVIRONMENTAL QUALITY V. GENESIS ENERGY, INC., GENESIS CRUDE OIL, L.P., AND GENESIS PIPELINE USA, L.P.

FOR PLAINTIFF UNITED STATES OF AMERICA (CONTINUED):

DATE: May 25, 2004                      /s/ J. L. Palmer, Jr.
                                   ----------------------------------
                                   J. I. PALMER, JR.
                                   Regional Administrator
                                   U.S. Environmental Protection
                                   Agency, Region 4 Atlanta, Georgia

OF COUNSEL:
Kathleen West
Associate Regional Counsel
Office of Regional Counsel
U.S. Environmental Protection Agency, Region 4
Atlanta Federal Center
61 Forsyth Street, S.W.
Atlanta, Georgia 30303

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SIGNATURE PAGE TO CONSENT DECREE IN UNITED STATES OF AMERICA AND THE MISSISSIPPI
COMMISSION ON ENVIRONMENTAL QUALITY V. GENESIS ENERGY, INC., GENESIS CRUDE OIL, L.P., AND GENESIS PIPELINE USA, L.P.

FOR PLAINTIFF UNITED STATES OF AMERICA (CONTINUED):

DATE: 6/21/04                          /s/ Thomas V. Skinner
                                   ------------------------------------
                                   Thomas V. Skinner
                                   Acting Assistant Administrator for
                                   Enforcement and Compliance Assurance
                                   U.S. Environmental Protection Agency
                                   Washington, D.C.

OF COUNSEL:
David Drelich
Senior Attorney
Office of Enforcement And Compliance Assurance
U.S. Environmental Protection Agency
Mail Code 2243A
1200 Pennsylvania Ave., NW
Washington, DC 20460

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SIGNATURE PAGE TO CONSENT DECREE IN UNITED STATES OF AMERICA AND THE MISSISSIPPI
COMMISSION ON ENVIRONMENTAL QUALITY V. GENESIS ENERGY, INC., GENESIS CRUDE OIL, L.P., AND GENESIS PIPELINE USA, L.P.

FOR PLAINTIFF THE MISSISSIPPI COMMISSION ON ENVIRONMENTAL QUALITY:

DATE: 6/16/04                    By: /s/ Kelly R. Riley
                                     --------------------------------------
                                 Kelly R. Riley
                                 Mississippi Department of Environmental Quality
                                 Mississippi Bar No. 99660
                                 P.O. Box 20305
                                 Jackson, MS 39289
                                 (601) 961-5171

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

SIGNATURE PAGE TO CONSENT DECREE IN UNITED STATES OF AMERICA AND THE MISSISSIPPI COMMISSION ON ENVIRONMENTAL QUALITY V. GENESIS ENERGY, INC., GENESIS CRUDE OIL, L.P., AND GENESIS PIPELINE USA, L.P.

FOR DEFENDANTS GENESIS ENERGY, INC., GENESIS CRUDE OIL, L.P.,
AND GENESIS PIPELINE USA, L.P.:

DATE: 4-20-04                          /s/ Ross A. Benavides
                                   -----------------------------------
                                   Ross A. Benavides
                                   Chief Financial Officer & General Counsel
                                   Genesis Energy, Inc., as general partner of
                                   Genesis Crude Oil, L.P. and Genesis Pipeline
                                   USA, L.P.
                                   500 Dallas, Suite 2500
                                   Houston, Texas 77002
                                   (713) 860-2528

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